Exhibit 99.1

Contact:	Jeffrey K. Berg, President and Chief Executive Officer David T. McGraw, Vice President-Finance and Chief Financial Officer

CSI ANNOUNCES APPOINTMENT OF WILLIAM SCHULTZ AS EXECUTIVE V.P. OF OPERATIONS

(Minnetonka, Minnesota) – May 18, 2010 – Communications Systems, Inc. (NASDAQ: JCS) announced today, at its Annual Meeting of Shareholders, that its Board of Directors has appointed William G. Schultz as the Company’s Executive Vice President of Operations. Mr. Schultz has been the Vice President and General Manager of Transition Networks (“TNI”), the Company’s subsidiary selling connectivity and data transmission products, since October 2007. Prior to that, he served as TNI’s Vice President of Marketing for six and a half years. In his new role, Mr. Schultz will be a CSI corporate officer, having responsibility for overseeing the Company’s TNI and Suttle business units and its Corporate IT group.

Jeffrey K. Berg, CSI’s President and Chief Executive Officer, stated:  “We are very excited that Bill Schultz has accepted the position of Executive Vice President of Operations at CSI. With his proven record of successfully leading Transition Networks over the last three years, combined with his wealth of knowledge and experience in the communications industry, Bill will bring a fresh leadership perspective that will strengthen our capacity for profitable growth in US and global markets.”

About Communications Systems, Inc.

CSI provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice grade connecting devices and wiring systems.  CSI serves the broadband market as the world’s leading supplier of media conversion technology, which permits networks to deploy fiber optic technology while retaining the copper-based infrastructure already embedded in the network.  CSI also supplies copper wire and fiber optic structured wiring systems for broadband networks and line filters for digital subscriber line (“DSL”) service.  CSI also provides network design, training and management services.